SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) July 1, 1998



                      STAMFORD TOWERS LIMITED PARTNERSHIP
                      -----------------------------------
                                      AND

                        STAMFORD TOWERS DEPOSITARY CORP.
                        -------------------------------
              Exact Name of Registrant as Specified in its Charter


Stamford Towers Limited Partnership
is a Delaware limited partnership           0-16991       13-3392080

Stamford Towers Depository Corp.
    is a Delaware corporation               0-16991       13-3392081
-------------------------------             -------       ----------
State or Other Jurisdiction               Commission    I.R.S. Employer
of Incorporation or Organization          File Number  Identification No.


3 World Financial Center, 29th Floor,
New York, NY    Attn.: Andre Anderson                        10285
-------------------------------------                        -----
Address of Principal Executive Offices                      Zip Code



       Registrant's telephone number, including area code (212) 526-3183



Item 2.   ACQUISITION OR DISPOSITION OF ASSETS

On July 1, 1998, Stamford Towers Limited Partnership (the "Partnership"), consummated the sale of its property, Stamford Towers, to Reckson Operating Partnership, L.P. (the "Buyer"), a Delaware limited partnership unaffiliated with the Partnership. Pursuant to the terms of a Purchase Agreement dated March 17, 1998, the Buyer acquired Stamford Towers for consideration in the amount of $61,315,000 in cash (the "Sale"). The Sale was subject to the satisfaction of certain conditions, including the right of Limited Partners holding a majority of limited partnership interests to disapprove of the Sale. On May 1, 1998, an information statement was mailed via certified mail to the Limited Partners detailing the proposed Sale and the estimated distribution of net sales proceeds by the Partnership, as well as Limited Partners' rights to disapprove the Sale pursuant to the terms of the Partnership Agreement. A majority of Limited Partners did not disapprove, and the Sale was consummated on July 1, 1998.

As a result of the Sale, the Partnership is expected to make one or more liquidating distributions to its Limited Partners, and after satisfying all liabilities and obligations and establishing a reserve for contingencies, the Partnership will dissolve.




                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.





                             STAMFORD TOWERS LIMITED PARTNERSHIP
                             STAMFORD TOWERS DEPOSITARY CORP.

                             BY:  STAMFORD TOWERS, INC.
                                  General Partner



Date:  July 10, 1998         BY:  /s/Michael T. Marron
                           Name:  Michael T. Marron
                          Title:  President and Chief Financial Officer